Execution Copy

THIRD AMENDED AND RESTATED

CREDIT AGREEMENT

Dated as of December 14, 2009

between

HERITAGE-CRYSTAL CLEAN, LLC,

as Borrower,

and

BANK OF AMERICA, N.A.,

as Lender

1

TABLE OF CONTENTS

Page

ARTICLE 1. DEFINITIONS AND ACCOUNTING TERMS	1
1.01 Defined Terms	1
1.02 Other Interpretive Provisions	21
1.03 Accounting Terms.	21
1.04 Rounding	22
1.05 Times of Day	22
1.06 Letter of Credit Amounts	22
ARTICLE 2. THE COMMITMENT AND CREDIT EXTENSIONS	22
2.01 Loans	22
2.02 Loan Borrowings, Conversions and Continuations of Loans.	22
2.03 Letters of Credit.	24
2.04 Prepayments.	29
2.05 Termination or Reduction of Commitment	30
2.06 Repayment of Loans	30
2.07 Interest.	30
2.08 Fees	31
2.09 Computation of Interest and Fees	31
2.10 Evidence of Debt	31
2.11 Payments Generally.	32
ARTICLE 3. TAXES; YIELD PROTECTION AND ILLEGALITY	32
3.01 Taxes.	32
3.02 Illegality	33
3.03 Inability to Determine Rates	34

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3.04 Increased Costs; Reserves for Eurodollar Rate Loans	34
. (a) Increased Costs Generally. If any Change in Law shall:	34
3.05 Compensation for Losses	36
3.06 Mitigation Obligations	36
3.07 Survival	36
ARTICLE 4. CONDITIONS PRECEDENT TO CREDIT EXTENSIONS	36
4.01 Conditions of Initial Credit Extension	37
4.02 Conditions to all Credit Extensions	38
ARTICLE 5. REPRESENTATIONS AND WARRANTIES	38
5.01 Existence, Qualification and Power; Compliance with Laws	38
5.02 Authorization; No Contravention	38
5.03 Governmental Authorization; Other Consents	39
5.04 Binding Effect	39
5.05 Financial Statements; No Material Adverse Effect; Solvency.	39
5.06 Litigation	40
5.07 No Default	40
5.08 Ownership of Property; Liens	40
5.09 Environmental Compliance	40
5.10 Insurance	40
5.11 Taxes	41
5.12 ERISA Compliance.	41
5.13 Subsidiaries; Equity Interests	41
5.14 Margin Regulations; Investment Company Act.	42
5.15 Disclosure	42

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5.16 Compliance with Laws	42
5.17 Taxpayer Identification Number	43
5.18 Intellectual Property; Licenses, Etc	43
5.19 Rights in Collateral; Priority of Liens	43
5.20 Subordinated Notes	43
5.21 True Copies of Charter Documents.	43
ARTICLE 6. AFFIRMATIVE COVENANTS	43
6.01 Financial Statements	44
6.02 Certificates; Other Information	45
6.03 Notices.	45
Promptly notify Lender:	45
6.04 Payment of Obligations	46
6.05 Preservation of Existence, Etc	46
6.06 Maintenance of Properties	46
6.07 Maintenance of Insurance.	46
6.08Compliance with Laws	47
6.09Books and Records	47
6.10 Inspection Rights	47
6.11 Use of Proceeds	48
6.12 Financial Covenants.	48
6.13 Guarantors	48
6.14 Collateral Records	49
6.15 Security Interests	49
6.16 Environmental Compliance and Reports	49

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6.17 Motor Vehicle Collateral	50
6.18 Further Assurances.	50
ARTICLE 7. NEGATIVE COVENANTS	50
7.01 Liens	50
7.02 Investments	51
7.03 Indebtedness	52
7.04 Fundamental Changes	53
7.05 Dispositions	53
7.06 Restricted Payments	53
7.07 Change in Nature of Business	54
7.08 Transactions with Affiliates	54
7.09 Burdensome Agreements	54
7.10 Use of Proceeds	54
7.11 Prepayment of Subordinated Indebtedness.	54
ARTICLE 8. EVENTS OF DEFAULT AND REMEDIES	55
8.01 Events of Default	55
8.02 Remedies Upon Event of Default	57
8.03 Application of Funds	57
ARTICLE 9. MISCELLANEOUS	58
9.01 Amendments, Etc	58
9.02 Notices; Effectiveness; Electronic Communications.	58
9.03No Waiver; Cumulative Remedies	59
9.04 Expenses; Indemnity; Damage Waiver.	59
9.05 Successors and Assigns.	61

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9.06 Treatment of Certain Information; Confidentiality	62
9.07 Right of Setoff	62
9.08 Interest Rate Limitation	63
9.09 Counterparts; Integration; Effectiveness	63
9.10 Survival of Representations and Warranties	63
9.11 Severability	63
9.12 Governing Law; Jurisdiction; Etc.	64
9.13 Waiver of Right to Trial by Jury	65
9.14 USA PATRIOT Act Notice	65
9.15 Time of the Essence	65
9.16 Original Credit Agreement Superseded	65

SCHEDULES

1.01	Initial Shareholders
2.03	Existing Letters of Credit
4.01	List of Closing Documents
5.06	Litigation
5.13(c)	Equity Interests
7.01	Existing Liens
7.03	Existing Indebtedness
9.02	Addresses for Notices

EXHIBITS

A	Form of Loan Notice
B	Form of Note
C	Form of Compliance Certificate
D	Form of Aging Report
E	Form of Parent Guaranty

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THIRD AMENDED AND RESTATED CREDIT AGREEMENT

This THIRD AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) is entered into as of December 14, 2009, between HERITAGE-CRYSTAL CLEAN, LLC, an Indiana limited liability company (“Borrower”), and BANK OF AMERICA, N.A., a national banking association (“Lender”).

WHEREAS, Borrower and Lender are parties to the Second Amended and Restated Credit Agreement dated as of March 3, 2008 (the “Original Credit Agreement”) pursuant to which, among other things, Lender agreed to provide, subject to the terms and conditions set forth therein, certain loans and other financial accommodations to or for the benefit of Borrower;

WHEREAS, Borrower has requested certain modifications to the Original Credit Agreement (collectively, the “Modifications”) as set forth in this Agreement;

WHEREAS, Lender has agreed to amend and restate the Original Credit Agreement pursuant to the terms and conditions of this Agreement to effect the Modifications; and

WHEREAS, the amendment and restatement of the Original Credit Agreement pursuant to this Agreement shall have the effect of a substitution of terms of the Original Credit Agreement, but will not have the effect of causing a novation, refinancing or other repayment of the “Obligations” under and as defined in the Original Credit Agreement (hereinafter, the “Original Obligations”) or a termination or extinguishment of the Liens securing such Original Obligations, which Original Obligations shall remain outstanding and repayable pursuant to the terms of this Agreement and which Liens shall remain attached, enforceable and perfected securing such Original Obligations and all additional Obligations arising under this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, Borrower and Lender covenant and agree as follows:

ARTICLE 1.

DEFINITIONS AND ACCOUNTING TERMS

1.01     Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Accountants” has the meaning specified in Section 6.01(a).

“Acquisition” means the acquisition, by purchase or otherwise, of all or substantially all of the assets (or any part of the assets constituting all or substantially all of a business or line of business) of any Person, whether such acquisition is direct or indirect, including through the acquisition of the business of, or more than 50% of the outstanding voting stock or other Equity Securities of, such Person, and whether such acquisition is effected in a single transaction or in a series of related transactions.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Third Amended and Restated Credit Agreement.

“Applicable Base Rate Margin”, “Applicable Eurodollar Rate Margin” and “Applicable Unused Fee Rate” means the following percentages per annum, based upon the Total Leverage Ratio as set forth in the most recent Compliance Certificate received by Lender pursuant to this Agreement:

Total Leverage Ratio	Applicable Unused Fee Rate	Applicable Base Rate Margin	Applicable Eurodollar Rate Margin
Greater than or equal to 2.75 to 1.00 (“Level 1”)	0.500%	0.500%	3.000%
Greater than or equal to 2.25 to 1.00 but less than 2.75 to 1.00 (“Level II”)	0.500%	0.250%	2.750%
Greater than or equal to 1.75 to 1.00 but less than 2.25 to 1.00 (“Level III”)	0.500%	0.250%	2.500%
Greater than or equal to 1.25 to 1.00 but less than 1.75 to 1.00 (“Level IV”)	0.500%	0.250%	2.250%
Less than 1.25 to 1.00 (“Level V”)	0.500%	0.250%	2.000%

(a)       Any increase or decrease in the “Applicable Base Rate Margin”, “Applicable Eurodollar Rate Margin” or “Applicable Unused Fee Rate” resulting from a change in the Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to this Agreement; provided, however, that if a Compliance Certificate is not delivered when due in accordance with this Agreement, then Level I shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered until the first Business Day after the date on which such Compliance Certificate is delivered when the Level corresponding to the Total Leverage Ratio for the applicable period shall apply.

(b)       Notwithstanding the foregoing, if, as a result of any restatement of or other adjustment to the financial statements of Parent or Borrower or for any other reason, Parent, Borrower or Lender determines that (i) the Total Leverage Ratio as calculated by Parent or Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Total Leverage Ratio would have resulted in higher pricing for such period, Borrower shall immediately and retroactively be obligated to pay to Lender, promptly on demand by Lender (or, after the occurrence of an actual or deemed entry of an order for relief with respect to Parent or Borrower under the Bankruptcy Code, automatically and without further action by Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of Lender, as the case may be, under Section 2.07, Article III or under Article VIII hereof. Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Leases of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any obligations under Synthetic Leases, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capitalized Lease, and (c) all Synthetic Debt of such Person.

“Audited Financial Statements” means the audited consolidated and consolidating balance sheet of Parent dated as of January 3, 2009 and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows dated as of January 3, 2009, including the notes thereto.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Commitment pursuant to Section 2.05, and (c) the date of termination of the commitment of Lender to make Loans and L/C Credit Extensions pursuant to Section 8.02.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the BBA Daily Floating Rate LIBOR, as determined by Lender for such day, plus 1.00%, and (c) the rate of interest in effect for such day as publicly announced from time to time by Lender as its “prime rate.” The “prime rate” is a rate set by Lender based upon various factors including Lender’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Lender shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“BBA Daily Floating Rate LIBOR” means a fluctuating rate of interest which can change on each banking day. The rate will be adjusted on each banking day to equal the British Bankers Association LIBOR Rate (“BBA Daily LIBOR”) for U.S. Dollar deposits for delivery on the date in question for a one month term beginning on that date. Lender will use the BBA Daily LIBOR Rate as published by Reuters (or other commercially available source providing quotations of BBA Daily LIBOR as selected by Lender from time to time) as determined at approximately 11:00 a.m. London time two (2) London Banking Days prior to the date in question, as adjusted from time to time in Lender’s sole discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs. In the event that the Board of Governors of the Federal Reserve System shall impose a LIBOR Reserve Percentage with respect to LIBOR deposits of Lender, then for any period during which such LIBOR Reserve Percentage shall apply, LIBOR shall be equal to the amount determined above divided by an amount equal to 1 minus the LIBOR Reserve Percentage. If such rate is not available at such time for any reason, then the rate will be determined by such alternate method as reasonably selected by Lender. For the purposes of this definition, “London Banking Day” means a day on which banks in London, England are open for business and dealing in offshore dollars.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where Lender’s office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Assets” means fixed assets, both tangible (such as land, buildings, fixtures, machinery and equipment) and intangible (such as patents, copyrights, trademarks, franchises and good will); provided that Capital Assets shall not include any item customarily charged directly to expense or depreciated over a useful life of twelve (12) months or less in accordance with GAAP.

“Capital Expenditures” means amounts paid or Indebtedness incurred by any Person in connection with (a) the purchase or lease by such Person of Capital Assets that would be required to be capitalized and shown on the balance sheet of such Person in accordance with GAAP and (b) the lease of any assets by such Person as lessee under any synthetic lease to the extent that such assets would have been Capital Assets had the synthetic lease been treated for accounting purposes as a Capitalized Lease.

“Capitalized Lease” means a lease under which Borrower is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with GAAP.

“Capitalized Software Costs” means, on any date, in respect of any Person, the capitalized amount of expenditures and costs related to software (including software at cost and software capitalized in development), in each case net of depreciation and amortization, that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Cash Collateralize” has the meaning specified in Section 2.03(f).

“Cash Management Agreement” means any agreement to provide cash management services or other bank products, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Change of Control” means any event or series of events by which:

(a)       any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan and any Initial Shareholder) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the equity securities of Parent entitled to vote for members of the board of directors or equivalent governing body of Parent on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b)       during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Parent cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors);

(c)       any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of Parent, or control over the equity securities of Parent entitled to vote for members of the board of directors or equivalent governing body of Parent on a fully-diluted basis (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right) representing 35% or more of the combined voting power of such securities; or

(d)       Parent shall cease to directly or indirectly own and control legally and beneficially 100% of the Equity Interests of Borrower.

“Closing Date” means December 14, 2009.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” shall mean any and all assets and rights and interests in or to property of Borrower and each of the other Loan Parties, whether real or personal, tangible or intangible, in which a Lien is granted or purported to be granted pursuant hereto or any of the Collateral Documents.

“Collateral Documents” means all agreements, instruments and documents now or hereafter executed and delivered in connection with this Agreement pursuant to which Liens are granted or purported to be granted to Lender in Collateral securing all or part of the Obligations each in form and substance satisfactory to Lender, including, without limitation, the Security Agreements, the Patent Security Agreements, the Trademark Security Agreement, any Mortgages and any Pledge Agreements.

“Commitment” means Lender’s obligation to make Loans to Borrower pursuant to Section 2.01 and to make L/C Credit Extensions, in an aggregate principal amount at any one time outstanding not to exceed $30,000,000.

“Consideration” has the meaning specified in the definition of Permitted Acquisition.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means each of the following: (a) a Loan Borrowing and (b) a L/C Credit Extension.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, as amended, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than L/C Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Base Rate Margin plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including the Applicable Eurodollar Rate Margin) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to L/C Fees, a rate equal to (i) the Applicable Eurodollar Rate Margin plus (ii) 2% per annum.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the grant of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

“EBITDA” means net income, less income or plus loss from discontinued operations and extraordinary items, plus income taxes, plus interest expense, plus depreciation, depletion, amortization and non-cash compensation expenses.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section

4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate.

“Eurodollar Base Rate” has the meaning specified in the definition of Eurodollar Rate.

“Eurodollar Rate” means for any Interest Period with respect to a Eurodollar Rate Loan, a rate per annum determined by Lender pursuant to the following formula:

Eurodollar Rate	=	_____Eurodollar Base Rate_____

1.00 - Eurodollar Reserve Percentage

Where,

“Eurodollar Base Rate” means, for such Interest Period the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by Lender from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Base Rate” for such Interest Period shall be the rate per annum determined by Lender to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Lender and with a term equivalent to such Interest Period would be offered by Lender’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board of Governors of the Federal Reserve System of the United States for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Exchange Act” means Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means, with respect to Lender or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of Lender, where Lender’s Office is located, and (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which Borrower is located.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Lender on such day on such transactions as determined by Lender.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Funded Debt” means, at any time of determination, collectively, without duplication, whether classified as Indebtedness or otherwise on the balance sheet of Parent and its Subsidiaries, (a) the aggregate amount of (i) all Indebtedness for borrowed money or credit obtained or other similar monetary obligations, direct or indirect, (including any unpaid reimbursement obligations with respect to letters of credit, but excluding any contingent obligations with respect to letters of credit outstanding), (ii) all obligations evidenced by notes, bonds, debentures, or other similar debt instruments (other than performance bonds, if any), (iii) the deferred purchase price of assets or services (other than trade payables incurred in the ordinary course of business not more than 60 days past due), and (iv) all obligations, liabilities and indebtedness under Capitalized Leases and Synthetic Leases which correspond to principal, plus (b) Indebtedness of the type referred to in clause (a) of another Person Guaranteed by Parent, Borrower or any of their Subsidiaries.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” means Parent and any Subsidiary of Borrower that executes a Guaranty pursuant to Section 6.13.

“Guaranty” means, collectively (i) that certain Guaranty, dated as of May 30, 2008, by Parent in favor of Lender, substantially in the form of Exhibit E hereto and (ii) any other Guaranty made by a Guarantor in favor of Lender in form, substance and scope satisfactory to Lender, in each case as amended, restated, supplemented or otherwise modified from time to time.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)       all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)       the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)	net obligations of such Person under any Swap Contract;

(d)       all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than 60 days after the date on which such trade account payable was created);

(e)       indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)        all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations and all Synthetic Debt of such Person,

(g)       all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h)	all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning specified in Section 9.04(b).

“Indianapolis Acquisition” means the purchase by Borrower of certain real property, personal property and fixtures located at 3970 West 10th Street, Indianapolis, Indiana, pursuant to that certain Purchase and Sale Agreement, by and between Borrower and Frick Services, Inc., dated as of March 5, 2009, for total consideration in an amount not greater than $3,700,000.

“Information” has the meaning specified in Section 9.06.

“Initial Shareholders” means the Persons listed on Schedule 1.01 hereto.

“InstaClean Patent” means U.S. Patent No. 7,484,515 and related U.S. Patent Application Serial No. 12/322,233 for parts cleaning technology and federal trademark Registration No. 3163048, all purchased by Borrower pursuant to that certain Asset Purchase Agreement, dated as of April 15, 2009, among Borrower, Ronald H. Bluestone and Ryan J. Bluestone.

“Interest Coverage Ratio” means, for any period, the ratio of EBITDA of Borrower for such period to Interest Expense for such period.

“Interest Expense” means, for any period, the aggregate amount of interest required to be paid or accrued by Borrower, as determined in accordance with GAAP on a consolidated basis, during such period on all Indebtedness of Borrower outstanding during all or any part of such period, whether such interest was or is required to be reflected as an item of expense or capitalized, including payments consisting of interest in respect of any Capitalized Lease or any Synthetic Lease, and including commitment fees, agency fees, balance deficiency fees and similar fees or expenses for such period in connection with the borrowing of money or any deferred purchase price obligation, but excluding therefrom (a) the non-cash amortization of debt issuance costs (including any initial arrangement, structuring or up-front fees paid in connection with this Agreement); and (b) the write-off of deferred financing fees and charges, if any, in connection with the Original Credit Agreement that are classified as interest under GAAP.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by Borrower in its Loan Notice; provided that:

(i)         any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)       any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)	no Interest Period shall extend beyond the Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IPO” means the initial public offering of the common stock of Parent occurring on or about March 11, 2008, resulting in Parent owning 100% of the Equity Interests of Borrower.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the L/C Application, and any other document, agreement and instrument entered into by Lender and Borrower (or any Subsidiary) or in favor of Lender and relating to any such Letter of Credit.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, Lender’s funding of any L/C Borrowing.

“L/C Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by Lender.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Loan Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Expiration Date” means the day that is thirty (30) days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“L/C Fee” has the meaning specified in Section 2.03(h).

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Sublimit” means an amount equal to $1,000,000. The L/C Sublimit is part of, and not in addition to, the Commitment.

“Lender” means Bank of America, N.A., and its successors and assigns.

“Lender’s Office” means Lender’s address and, as appropriate, account set forth on Schedule 9.02, or such other address or account as Lender may from time to time notify Borrower.

“Letter of Credit” means (a) any standby letter of credit issued hereunder and (b) any “Letter of Credit” outstanding on the Closing Date issued and as defined under the Original Credit Agreement.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to Borrower pursuant to Section 2.01.

“Loan Notice” means a notice of a Loan Borrowing pursuant to Section 2.02(a), which shall be (a) substantially in the form of Exhibit A or (b) in such other form that is reasonably acceptable to Lender (including, without limitation, in the form of electronic mail).

“Loan Borrowing” means a borrowing of Loans pursuant to Section 2.01.

“Loan Documents” means this Agreement, each Note, the Original Credit Agreement, each Issuer Document, each Collateral Document, each Guaranty, each Reaffirmation Agreement and each Subordination Agreement.

“Loan Parties” means, collectively, Borrower and each Person (other than Lender), if any, executing a Loan Document, including, without limitation, each Guarantor and each Person executing a Collateral Document; provided that each Person party to the Subordination Agreement other than Borrower or any Guarantor shall not be a “Loan Party.”

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition

(financial or otherwise) or prospects of Borrower, Borrower and its Subsidiaries taken as a whole or Parent; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Maturity Date” means December 14, 2012.

“Measurement Period” means, as of any date of determination, the most recently completed fifty-two (or fifty-three, as applicable) consecutive weeks (comprised of the four quarterly periods for which Borrower prepares its financial reporting) ending on such date.

“Modifications” is defined in the recitals.

“Mortgages” means, collectively, any Mortgages or Deeds of Trust entered into from time to time by any Loan Party in favor of Lender, in each case as amended, restated, supplemented or otherwise modified from time to time.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Note” means any promissory note made by Borrower in favor of Lender evidencing Loans made by Lender, substantially in the form of Exhibit B, as amended, restated, supplemented or otherwise modified from time to time.

“Obligations” means all Original Obligations and all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document, any Swap Contract between Borrower and Lender (or any Affiliate of Lender), any Cash Management Agreement between Borrower and Lender (or any Affiliate of Lender) or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Credit Agreement” is defined in the recitals.

“Original Obligations” is defined in the recitals.

“Other Taxes” means all present or future stamp, intangible or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (i) with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by Borrower of Unreimbursed Amounts.

“Parent” means Heritage-Crystal Clean, Inc., a Delaware corporation.

“Patent Security Agreements” means (a) that certain Patent Security Agreement, dated as of February 16, 2005, between Borrower and Lender, and (b) that certain Patent Security Agreement, dated as of March 3, 2008, between Borrower and Lender, each as amended, restated, supplemented or otherwise modified from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Borrower or any ERISA Affiliate or to which Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Acquisition” means an Acquisition (whether pursuant to a merger, consolidation, acquisition of capital stock or other assets or otherwise) by the Borrower or Subsidiary from any Person in which the following conditions are satisfied:

(a)       immediately before and after giving effect to such Acquisition, no Default shall have occurred and be continuing or would result therefrom (without limiting the foregoing, the business or assets which are the subject matter of such Acquisition shall be free and clear of all Liens other than those permitted under Section 7.01);

(b)       the aggregate amount of consideration paid or payable for such Acquisition by the Borrower or Subsidiary consisting of (collectively, the “Consideration”) (i) cash payments, (ii) Indebtedness assumed in connection therewith and (iii) the reasonable projected amount of any contingent future payments for such Acquisition, is equal to or less than $2,000,000;

(c)       after giving effect to such Acquisition, the aggregate amount of Consideration paid for all Acquisitions in cash since the Closing Date shall be equal to or less than $5,000,000;

(d)       prior to, or concurrently with, the a consummation of any Acquisition, the Borrower shall have delivered, or caused to be delivered, to Lender Collateral Documents with respect to the assets, and any new Subsidiaries, which are the subject of such Acquisition or are created as a result therefrom, in each case in accordance with the terms of the Collateral Documents and Section 6.12, in each case in form and substance acceptable to Lender and together with such opinions, certificates, lien search reports, title insurance policies and endorsements, appraisals and surveys as may be reasonably requested by Lender;

(e)       for any Acquisition in which the Consideration shall be $100,000 or more, the Borrower shall have delivered to Lender a Compliance Certificate giving pro forma effect to the consummation of such Acquisition as if such Acquisition was consummated on the first day of such period and evidencing compliance with the covenants set forth in Section 6.12; and

(f)        the Person being acquired is in the same business or a substantially related business of the Borrower or any of its Subsidiaries and operates primarily in the United States and the acquisition has been approved by the board of directors (and if required by applicable Laws, the shareholders or their equivalent) of the business to be acquired.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Pledge Agreements” means, collectively, (i) that certain Pledge Agreement, dated as of May 30, 2008, among Parent, any Subsidiary pledgors party thereto from time to time and Lender, as amended, restated, supplemented or otherwise modified from time to time, (ii) any other Pledge Agreement made by any Loan Party in favor of Lender from time to time, in each case in form, substance and scope satisfactory to Lender, as amended, restated, supplemented or otherwise modified from time to time, and (iii) each of the certificates, transfer certificates and other documents required to be delivered in connection with any such Pledge Agreement.

“Reaffirmation Agreements” means, collectively, (i) that certain General Reaffirmation and Modification Agreement, dated as of March 3, 2008, between Borrower and Lender, (ii) that certain General Reaffirmation and Modification Agreement, dated as of December 14, 2009, among Borrower, Parent and Lender, and (iii) any other General Reaffirmation and Modification Agreement entered into from time to time by a Loan Party and Lender, in each case as amended, restated, supplemented or otherwise modified from time to time.

“Register” has the meaning specified in Section 9.05(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Loan Borrowing, conversion or continuation of Loans, a Loan Notice and (b) with respect to a L/C Credit Extension, a L/C Application.

“Responsible Officer” means the chief executive officer, president, vice-president, chief financial officer, treasurer or assistant treasurer of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest or on account of any return of capital to Borrower’s stockholders, partners or members (or the equivalent Person thereof).

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Laws” means the Securities Act of 1933, the Exchange Act, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Security Agreements” means, collectively, (i) that certain Security Agreement dated as of February 16, 2005 among the Loan Parties from time to time party thereto and Lender, and (ii) that certain Security Agreement dated as of May 30, 2008 between Parent and Lender, in each case as amended, restated, supplemented or otherwise modified from time to time.

“Subordinated Debt Documents” means, collectively, each of the loan agreements, indentures, note purchase agreements, promissory notes, guarantees, and other instruments and agreements evidencing the terms of Subordinated Liabilities and subject to a Subordination Agreement.

“Subordinated Liabilities” means liabilities subordinated to the Obligations in a manner acceptable to Lender in its sole discretion.

“Subordination Agreements” mean, collectively, those certain Subordination Agreements entered into from time to time among Lender, the applicable Loan Party and each holder of Subordinated Liabilities, as the same may be amended, restated, supplemented or otherwise modified from time

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tangible Net Worth” means the value of, without duplication, (i) (a) total assets (including leaseholds and leasehold improvements and reserves against assets); less (b) goodwill, patents, trademarks, trade names, organization expense, unamortized debt discount and expense, capitalized or deferred research and development costs, deferred marketing expenses, and other like intangibles (including Capitalized Software Costs), plus (c) the sum of (x) Capitalized Software Costs and (y) in connection with the InstaClean Patent, the lesser of (1) the remaining unamortized carrying value of the InstaClean Patent, and (2) $1,000,000; less (ii) Total Liabilities, including but not limited to accrued and deferred income taxes.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholdings), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means $250,000.

“Total Leverage Ratio” means the ratio of (i) total consolidated Funded Debt as of such date to (ii) EBITDA.

“Total Liabilities” means the sum of current liabilities plus long term liabilities.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Trademark Security Agreement” means that certain Trademark Security Agreement, dated as of November 4, 2008, between Borrower and Lender, as amended, restated, supplemented or otherwise modified from time to time.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” has the meaning specified in Section 6.15.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

1.02     Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)       The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)       In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)       Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03	Accounting Terms.

(a)       Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)       Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower or Lender shall so request, Lender and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP;

provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower shall provide to Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04     Rounding. Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding- up if there is no nearest number).

1.05     Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern Standard time (daylight or standard, as applicable).

1.06     Letter of Credit Amounts. Unless otherwise specified herein the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

ARTICLE 2.

THE COMMITMENT AND CREDIT EXTENSIONS

2.01     Loans. Subject to the terms and conditions set forth herein, Lender agrees to make loans (together with all “Loans” owing to Lender on the Closing Date pursuant to and as defined under the Original Credit Agreement, the “Loans”) to Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of the Commitment; provided, however, that after giving effect to any Loan Borrowing, the Total Outstandings shall not exceed the Commitment. Within the limits of the Commitment, and subject to the other terms and conditions hereof, Borrower may borrow under this Section 2.01, prepay under Section 2.04, and reborrow under this Section 2.01. Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein. Upon the satisfaction of each of conditions set forth in Section 4.01, all “Loans” owing to Lender on the Closing Date under and as defined in the Original Credit Agreement shall thereupon constitute Loans hereunder subject to the terms of this Agreement.

2.02	Loan Borrowings, Conversions and Continuations of Loans.

(a)       Each Loan Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon Borrower’s irrevocable notice to Lender, which may be given by telephone. Each such notice must be received by Lender not later than 12:00 p.m. (i) three Business Days prior to the requested date of any Loan Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Loan Borrowing of Base Rate Committed Loans. Each telephonic notice by Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to Lender of a written Loan Notice, appropriately completed and signed by a Responsible Officer of Borrower. Each Loan Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000. Except as provided in Sections 2.03(c), each Loan Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $10,000 or a whole multiple of $10,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether Borrower is requesting a Loan Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Loan Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If Borrower fails to specify a Type of Loan in a Loan Notice or if Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If Borrower requests a Loan Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)       Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Loan Borrowing is the initial Credit Extension, Section 4.01), Lender shall make funds available to Borrower by (i) crediting the account of Borrower on the books of Lender with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) Lender by Borrower; provided, however, that if, on the date the Loan Notice with respect to such Loan Borrowing is given by Borrower, there are L/C Borrowings outstanding, then the proceeds of such Loan Borrowing first, shall be applied, to the payment in full of any such L/C Borrowings, and second, shall be made available to Borrower as provided above.

(c)       Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of Lender, and Lender may demand that any or all of the then outstanding Eurodollar Rate Loans be converted immediately to Base Rate Loans and Borrower agrees to pay all amounts due under Section 3.05 in accordance with the terms thereof due to any such conversion.

(d)       Lender shall promptly notify Borrower of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest

(e)       After giving effect to all Loan Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than 10 Interest Periods in effect with respect to Loans.

(f)        Notwithstanding the foregoing, all Loans outstanding as of the Closing Date and originally made pursuant to the Original Credit Agreement shall continue to be Base Rate Loans until converted into a different Type pursuant to this Agreement or until such Loans are prepaid by Borrower.

2.03	Letters of Credit.
(a)	The Letter of Credit Commitment.

(i)        Subject to the terms and conditions set forth herein, Lender agrees (1) from time to time on any Business Day during the period from the Closing Date until the L/C Expiration Date, to issue Letters of Credit for the account of Borrower or its Subsidiaries, and to amend or extend Letters of Credit previously issued by it in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (y) the Total Outstandings shall not exceed the Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the L/C Sublimit. Each request by Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii)	Lender shall not issue any Letter of Credit, if:

(A)      subject to Section 2.03(b)(iv), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension;

or

(B)      the expiry date of such requested Letter of Credit would occur after the L/C Expiration Date.

(iii)	Lender shall be under no obligation to issue any Letter of Credit if:

(A)      any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain Lender from issuing such Letter of Credit, or any Law applicable to Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over Lender shall prohibit, or request that Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which Lender in good faith deems material to it;

(B)      the issuance of such Letter of Credit would violate one or more policies of Lender;

(C)      such Letter of Credit is to be denominated in a currency other than Dollars; or

(D)      unless specifically provided for in this Agreement, such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(iv)      Lender shall not amend any Letter of Credit if Lender would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v)       Lender shall be under no obligation to amend any Letter of Credit if (A) Lender would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b)       Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)        Each Letter of Credit shall be issued or amended, as the case may be, upon the request of Borrower delivered to Lender in the form of a L/C Application, appropriately completed and signed by a Responsible Officer of Borrower. Such L/C Application must be received by Lender not later than 12:00 p.m. at least two (2) Business Days (or such later date and time as Lender may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such L/C Application shall specify in form and detail satisfactory to Lender: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and the nature of the requested Letter of Credit; and (H) such other matters as Lender may require. In the case of a request for an amendment of any outstanding Letter of Credit, such L/C Application shall specify in form and detail satisfactory to Lender (w) the Letter of Credit to be amended; (x) the proposed date of amendment thereof (which shall be a Business Day); (y) the nature of the proposed amendment; and (z) such other matters as Lender may require. Additionally, Borrower shall furnish to Lender such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as Lender may require.

(ii)       Unless Lender has received written notice from any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, Lender shall, on the requested date, issue a

Letter of Credit for the account of Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with Lender’s usual and customary business practices.

(iii)      Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, Lender will also deliver to Borrower a true and complete copy of such Letter of Credit or amendment.

(iv)      If Borrower so requests in any applicable L/C Application, Lender may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit Lender to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by Lender, Borrower shall not be required to make a specific request to Lender for any such extension.

(v)       If Borrower so requests in any applicable Letter of Credit Application, Lender may, in its sole and absolute discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”). Unless otherwise directed by Lender, Borrower shall not be required to make a specific request to Lender to permit such reinstatement. Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits Lender to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), Lender shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Reinstatement Deadline from Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied (treating such reinstatement as a L/C Credit Extension for purposes of this clause) and, in each case, directing Lender not to permit such reinstatement.

(c)	Drawings and Reimbursements.

(i)        Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, Lender shall notify Borrower thereof. Not later than 12:00 p.m. on the date of any payment by Lender under a Letter of Credit (each such date, an “Honor Date”), Borrower shall reimburse Lender in an amount equal to the amount of such drawing. In such event, Borrower shall be deemed to have requested a Loan Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the unreimbursed drawing (the “Unreimbursed Amount”), without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Commitment and the conditions set forth in Section 4.02 (other than the delivery of a Loan Notice). Any notice given by Lender pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)       With respect to any Unreimbursed Amount that is not fully refinanced by a Loan Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, Borrower shall be deemed to have incurred from Lender a L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.

(iii)      No making of a L/C Advance shall relieve or otherwise impair the obligation of Borrower to reimburse Lender for the amount of any payment made by Lender under any Letter of Credit, together with interest as provided herein.

(d)       Obligations Absolute. The obligation of Borrower to reimburse Lender for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)        any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)       the existence of any claim, counterclaim, setoff, defense or other right that Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)      any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)      any payment by Lender under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v)       any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, Borrower or any Subsidiary.

Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with Borrower’s instructions or other irregularity, Borrower will immediately notify Lender. Borrower shall be conclusively deemed to have waived any such claim against Lender and its correspondents unless such notice is given as aforesaid.

(e)       Role of Lender. Borrower agrees that, in paying any drawing under a Letter of Credit, Lender shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of Lender, any of its Related Parties or any correspondent or assignee of Lender, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(d); provided, however, that anything in such clauses to the contrary notwithstanding, Borrower may have a claim against Lender, and Lender may be liable to Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by Borrower which Borrower proves were caused by Lender’s willful misconduct or gross negligence or Lender’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and Lender shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(f)        Cash Collateral. Upon the request of Lender, (i) if Lender has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in a L/C Borrowing, or (ii) if, as of the L/C Expiration Date, any L/C Obligation for any reason remains outstanding, Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. Sections 2.04 and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to Lender, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to Lender. Derivatives of such term have corresponding meanings. Borrower hereby grants to Lender a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash collateral shall be maintained in blocked, non-interest bearing deposit accounts at Lender or an Affiliate of Lender. If at any time Lender determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than Lender or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, Borrower will, forthwith upon demand by Lender, pay to Lender, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held as Cash Collateral that

Lender determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse Lender.

(g)       Applicability of ISP. Unless otherwise expressly agreed by Lender and Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each standby Letter of Credit.

(h)       L/C Fees. Borrower shall pay to Lender a L/C fee (the “L/C Fee”) for each Letter of Credit equal to the Applicable Eurodollar Rate Margin times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. L/C Fees shall be (i) computed on a monthly basis in arrears and (ii) due and payable on the last Business Day of each calendar month, commencing with the first such date to occur after the issuance of such Letter of Credit, on the L/C Expiration Date and thereafter on demand. Notwithstanding anything to the contrary contained herein, at the election of Lender, while any Event of Default exists, all L/C Fees shall accrue at the Default Rate.

(i)        Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Documents, the terms hereof shall control.

(j)        Processing Charges Payable to Lender. Borrower shall pay directly to Lender the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of Lender relating to letters of credit as from time to time in effect. Such individual customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k)       Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, Borrower shall be obligated to reimburse Lender hereunder for any and all drawings under such Letter of Credit. Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of Borrower, and that Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(l)        Outstanding Letters of Credit. The Letters of Credit set forth on Schedule 2.03 were issued prior to the Closing Date pursuant to the Original Credit Agreement and will remain outstanding as of the Closing Date. Borrower and Lender hereby agree that each Letter of Credit listed on Schedule 2.03, for all purposes under this Agreement, shall be deemed to be a Letter of Credit governed by the terms and conditions of this Agreement.

2.04	Prepayments.

(a)       Borrower may, upon notice to Lender, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty (except as provided below in this section with respect to amounts that may be owing in connection therewith pursuant to Section 3.05); provided that (i) such notice must be received by Lender not later than 12:00 p.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Rate

Loans shall be in a principal amount of $10,000 or a whole multiple of $10,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. If such notice is given by Borrower, Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. If such notice is given by Borrower, Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b)       If for any reason the Total Outstandings at any time exceed the Commitment then in effect, Borrower shall immediately prepay Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.04(b) unless after the prepayment in full of the Loans the Total Outstandings exceed the Commitment then in effect.

2.05     Termination or Reduction of Commitment. Borrower may, upon notice to Lender, terminate the Commitment, or from time to time permanently reduce the Commitment; provided that (i) any such notice shall be received by Lender not later than 12:00 p.m. five (5) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000 or any whole multiple of $10,000 in excess thereof, (iii) Borrower shall not terminate or reduce the Commitment if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Commitment, and (iv) if, after giving effect to any reduction of the Commitment or the L/C Sublimit exceeds the amount of the Commitment, the L/C Sublimit shall be automatically reduced by the amount of such excess. All fees accrued until the effective date of any termination of the Commitment shall be paid on the effective date of such termination.

2.06     Repayment of Loans. Borrower shall repay to Lender on the Maturity Date the aggregate principal amount of Loans outstanding on such date.

2.07	Interest.

(a)       Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Eurodollar Rate Margin and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Base Rate Margin.

(b)       (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)       If any amount (other than principal of any Loan) payable by Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)      While any Event of Default exists, Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv)      Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)       Interest on each Loan shall be due and payable in arrears on the last Business Day of each calendar month and on the Maturity Date. Without limiting the preceding sentence, all accrued and unpaid interest payable under the Original Credit Agreement shall be due and payable on December 31, 2009. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.08     Fees. Unused Line Fee. In addition to certain fees described in Section 2.03(h), Borrower shall pay to Lender, on the last Business Day of each calendar month, commencing with the first such date to occur after the Closing Date, and on the Maturity Date (or any earlier termination of the Commitments in accordance with the terms hereof), an unused fee of the Applicable Unused Fee Rate times the difference between (1) the average daily Commitment during such calendar month and (2) the average daily Total Outstandings during such calendar month. The unused line fee shall be calculated monthly in arrears. The unused line fee shall accrue at all times, including at any time during which one or more of the conditions in Article IV is not met.

2.09     Computation of Interest and Fees . All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by Lender of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.10     Evidence of Debt. The Credit Extensions made by Lender shall be evidenced by one or more accounts or records maintained by Lender in the ordinary course of business. The accounts or records maintained by Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by Lender to Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower hereunder to pay any amount owing with respect to the

Obligations. Borrower shall execute and deliver to Lender a Note, which shall evidence Lender’s Loans in addition to such accounts or records. Lender may attach schedules to the Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto. The Note issued as of the Closing Date shall be issued in substitution for, and shall amend and restate, the “Note” issued to Lender pursuant to and defined in the Original Credit Agreement. No such substitutions, amendments and restatements shall constitute or effect a repayment, refinancing or novation of the amounts evidenced by such original “Note,” but rather a modification and substitution of such original “Note.”

2.11	Payments Generally.

(a)       General. (i) All payments to be made by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by Borrower hereunder shall be made to Lender, at Lender’s Office in Dollars and in immediately available funds not later than 1:00 p.m. on the date specified herein. All payments received by Lender after 1:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(ii)       On each date when the payment of any principal, interest or fees are due hereunder or under any Note, Borrower agrees to maintain on deposit in an ordinary checking account maintained by Borrower with Lender (as such account shall be designated by Borrower in a written notice to Lender from time to time, the “Borrower Account”) an amount sufficient to pay such principal, interest or fees in full on such date. Borrower hereby authorizes Lender (A) to deduct automatically all principal, interest or fees when due hereunder or under any Note from the Borrower Account, and (B) if and to the extent any payment of principal, interest or fees under this Agreement or any Note is not made when due to deduct any such amount from any or all of the accounts of Borrower maintained at Lender. Lender agrees to provide written notice to Borrower of any automatic deduction made pursuant to this Section 2.11(a)(ii) showing in reasonable detail the amounts of such deduction. Lender agrees to reimburse Borrower for any amounts deducted from such accounts in excess of amount due hereunder and under any other Loan Documents.

(b)       Funding Source. Nothing herein shall be deemed to obligate Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

ARTICLE 3.

TAXES; YIELD PROTECTION AND ILLEGALITY

3.01	Taxes.

(a)       Payments Free of Taxes. Any and all payments by Borrower to or on account of any obligation of Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Taxes; provided that if Borrower shall be required by any applicable Laws to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions, and (iii) Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)       Payment of Other Taxes by Borrower. Without limiting the provisions of subsection (a) above, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)       Indemnification by Borrower. Borrower shall, and hereby does, indemnify Lender, and shall make payment due in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by Borrower or paid by Lender and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by Lender shall be conclusive absent manifest error.

(d)       Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrower to a Governmental Authority, Borrower shall deliver to Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Lender.

(e)       Treatment of Certain Refunds. If Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section, it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that Borrower, upon the request of Lender, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Lender in the event Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other Person.

3.02     Illegality. If Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending

Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by Lender to Borrower, any obligation of Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until Lender notifies Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, Borrower shall, upon demand from Lender, prepay or, if applicable, convert all Eurodollar Rate Loans of Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted and all amounts due under Section 3.05 in accordance with the terms thereof due to such prepayment or conversion.

3.03     Inability to Determine Rates. If Lender determines in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to Lender of funding such Loan, Lender will promptly so notify Borrower. Thereafter, the obligation of Lender to make or maintain Eurodollar Rate Loans shall be suspended until Lender revokes such notice. Upon receipt of such notice, Borrower may revoke any pending request for a Loan Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Loan Borrowing of Base Rate Loans in the amount specified therein.

3.04     Increased Costs; Reserves for Eurodollar Rate Loans. (a) Increased Costs Generally. If any Change in Law shall:

(i)        impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, Lender (except any reserve requirement reflected in the Eurodollar Rate);

(ii)       subject Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by Lender); or

(iii)      impose on Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to Lender of participating in, issuing or maintaining any Letter of Credit, or to reduce the amount of any sum received or receivable by Lender hereunder (whether of principal, interest or any other amount) then, upon request of Lender, Borrower will pay to Lender such additional amount or amounts as will compensate Lender for such additional costs incurred or reduction suffered. Lender shall endeavor to notify Borrower of any such increased costs resulting from any Change of Law reasonably promptly after becoming aware thereof, provided, that in no event shall the failure of Lender to so notify Borrower excuse Borrower from any obligation under this clause (a).

(b)       Capital Requirements. If Lender determines that any Change in Laws affecting Lender, Lender’s Office or Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on Lender’s capital or on the capital of Lender’s holding company, if any, as a consequence of this Agreement, the Commitment, the Loans made by Lender, or the Letters of Credit issued by Lender, to a level below that which Lender or Lender’s holding company could have achieved but for such change in Law (taking into consideration Lender’s policies and the policies of Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to Lender such additional amount or amounts as will compensate Lender or Lender’s holding company for any such reduction suffered. Lender shall endeavor to notify Borrower of any such Change of Law (and any additional amounts owed in connection therewith) reasonably promptly after becoming aware thereof, provided, that in no event shall the failure of Lender to so notify Borrower excuse Borrower from any obligation under this clause (b).

(c)       Certificates for Reimbursement. A certificate of Lender setting forth the amount or amounts necessary to compensate Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to Borrower shall be conclusive absent manifest error. Borrower shall pay Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)       Delay in Requests. Failure or delay on the part of Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of Lender’s right to demand such compensation, provided that Borrower shall not be required to compensate Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that Lender notifies Borrower of the change in Law giving rise to such increased costs or reductions and of Lender’s intention to claim compensation therefor (except that, if the change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)       Reserves on Eurodollar Rate Loans. Borrower shall pay to Lender, as long as Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by Lender (as determined by Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided Borrower shall have received at least ten (10) days’ prior notice of such additional interest from Lender. If Lender fails to give notice ten (10) days prior to the relevant Interest Payment Date, such additional interest shall be due and payable ten (10) days from receipt of such notice.

3.05     Compensation for Losses. Upon demand of Lender from time to time, Borrower shall promptly compensate Lender for and hold Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)       any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b)       any failure by Borrower (for a reason other than the failure of Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by Borrower;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing. For purposes of calculating amounts payable by Borrower to Lender under this Section 3.05, Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06     Mitigation Obligations. If Lender requests compensation under Section 3.04, or if Borrower is required to pay any additional amount to Lender or any Governmental Authority for the account of Lender pursuant to Section 3.01, or if Lender gives a notice pursuant to Section 3.02, then Lender shall use reasonable efforts to designate a different Lender’s Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case would not subject Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by Lender in connection with any such designation or assignment.

3.07     Survival. All of Borrower’s obligations under this Article III shall survive termination of the Commitment and repayment of all Obligations.

ARTICLE 4.

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01     Conditions of Initial Credit Extension. The effectiveness of the amendment and restatement of the Original Credit Agreement pursuant to this Agreement and the obligation of Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)       Lender’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to Lender:

(i)        executed counterparts of this Agreement, and the Reaffirmation Agreement of even date, sufficient in number for distribution to Lender and Borrower;

(ii)	a Note executed by Borrower in favor of Lender;

(iii)      such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as Lender may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(iv)      such documents and certifications as Lender may reasonably require to evidence that each Loan Party is duly formed, and that such Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(v)       a favorable opinion letter of counsel to Loan Parties acceptable to Lender addressed to Lender, as to the matters set forth concerning Loan Parties and the Loan Documents in form and substance satisfactory to Lender; and

(vi)      the assurances, certificates, documents, consents and opinion letters (A) listed on Schedule 4.01 hereto and (B) otherwise reasonably required by Lender.

(b)       All fees required to be paid on or before the Closing Date shall have been paid.

(c)       Unless waived by Lender, Borrower shall have paid all reasonable fees, charges and disbursements of counsel to Lender (directly to such counsel if requested by Lender) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between Borrower and Lender).

4.02     Conditions to all Credit Extensions. The obligation of Lender to honor any Request for Credit Extension is subject to the following conditions precedent:

(a)       The representations and warranties of Borrower and each other Loan Party, if any, contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to Section 6.01.

(b)       No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)       Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d)       Lender shall have received, in form and substance satisfactory to it, such other assurances, certificates, documents or consents related to the foregoing as Lender reasonably may require.

Each Request for Credit Extension submitted by Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE 5.

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Lender that:

5.01     Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each Subsidiary thereof (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws; except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02     Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law. Each Loan Party and each Subsidiary thereof is in compliance with all Contractual Obligations referred to in clause (b)(i), except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.03     Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.

5.04     Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms.

5.05	Financial Statements; No Material Adverse Effect; Solvency.

(a)       The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of Parent and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b)       The unaudited consolidated balance sheet of Parent and its Subsidiaries dated September 12, 2009, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for the reporting period ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of Borrower as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)       Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d)       The consolidated forecasted balance sheet and statements of income and cash flows of Parent and its Subsidiaries delivered pursuant to Section 6.01(f) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, Borrower’s best estimate of its future financial condition and performance.

(e)       Each of the Loan Parties (both before and after giving effect to the transactions contemplated by this Agreement (including the Credit Extensions made on the Closing Date)) are and will be solvent (i.e., it has assets having a fair value in excess of the amount required to pay its probable liabilities on its existing debts as they become absolute and matured and it does not have unreasonably small capital) and has, and expects to have, the ability to pay its debts from time to time incurred as such debts mature.

5.06     Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) except as specifically disclosed in Schedule 5.06, either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect, and there has been no adverse change in the status, or financial effect on any Loan Party or any Subsidiary thereof, of the matters described on Schedule 5.06.

5.07     No Default. No Loan Party nor any Subsidiary is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08     Ownership of Property; Liens. Each Loan Party and each Subsidiary thereof has good record and marketable title in fee simple to, or valid leasehold interests in, all personal property and real property necessary or used in the ordinary conduct of its business (including the assets reflected on its most recent balance sheet), except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of Loan Parties and their Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.

5.09     Environmental Compliance. Loan Parties and their Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof Borrower has reasonably concluded that, except as specifically disclosed in Schedule 5.09, such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10     Insurance. The properties of Loan Parties and their Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of any Loan Party, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Loan Party or the applicable Subsidiary operates.

5.11     Taxes. Loan Parties have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against any Loan Party that would, if made, have a Material Adverse Effect.

5.12	ERISA Compliance.

(a)       Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401 (a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)       There are no pending or, to the best knowledge of Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)        (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

5.13	Subsidiaries; Equity Interests»

(a)       . As of the Closing Date, Borrower has no Subsidiaries and has no Equity Interests in any other Person. All of the outstanding Equity Interests in Borrower have been validly issued and are fully paid and nonassessable and are directly owned legally and beneficially by Parent free and clear of all Liens other than Liens in favor of Lender.

(b)       As of September 12, 2009, the authorized capital stock of Parent consists of 15,000,000 shares of common stock (par value $.01 per share) authorized of which 10,708,471 shares are outstanding. All such outstanding shares have been duly issued and are fully paid and non-assessable.

(c)       As of September 12, 2009, except as set forth on Schedule 5.13(c), no Person has outstanding any rights or options (except for the options for common stock or other forms of equity-based compensation issued to employees, consultants or directors in accordance with a bona fide compensation plan approved by the board of directors of Parent) to subscribe for or purchase from Parent, or any warrants or other agreements providing for or requiring the issuance by Parent of, any Equity Interests convertible into or exchangeable for its capital stock.

5.14	Margin Regulations; Investment Company Act.

(a)       No Loan Party is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Loan Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of Borrower only or of Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 7.01 or Section 7.05 or subject to any restriction contained in any agreement or instrument between Borrower and Lender or any Affiliate of Lender relating to Indebtedness and within the scope of Section 8.01(e) will be margin stock.

(b)       No Loan Party, any Person Controlling any Loan Party, or any Subsidiary of any Loan Party is or is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended; nor is any of them a “holding company” or a “subsidiary company” or an “affiliate” of a “holding company”, as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

5.15     Disclosure. Borrower has disclosed to Lender all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries, or Parent, is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.16     Compliance with Laws. Each Loan Party and each of their Subsidiaries is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17     Taxpayer Identification Number. Loan Parties’ true and correct U.S. taxpayer identification number are each set forth on Schedule 9.02.

5.18     Intellectual Property; Licenses, Etc. Loan Parties and their Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by Borrower or any Subsidiary infringes upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.19     Rights in Collateral; Priority of Liens. Borrower and each other Loan Party own the property granted by it as Collateral under the Collateral Documents, free and clear of any and all Liens in favor of third parties. Upon the proper filing of UCC financing statements, and the taking of the other actions required by Lender, the Liens granted pursuant to the Collateral Documents will constitute valid and enforceable first, prior and perfected (to the extent that Liens on the Collateral can be perfected by the filing of UCC financing statements) Liens on the Collateral in favor of Lender.

5.20     Subordinated Notes. Borrower hereby represents and warrants that each of (i) the $3,250,000 Promissory Note dated December 15, 2004 issued by Borrower in favor of Donald Brinckman, (ii) that certain $1,750,000 Promissory Note dated December 15, 2004 issued by Borrower in favor of Bruckman, Rosser, Sherrill & Co., L.P, (iii) that certain $8,320,000 Promissory Note dated December 15, 2004 issued by Borrower in favor of Asphalt Refining Company, as amended from time to time and (iv) all replacements and substitutions of any of the notes referenced in clauses (i) and (iii) have been terminated, all Indebtedness and other obligations of Borrower owing under such notes have been satisfied in full and all lines of credit arising thereunder have been terminated.

5.21	True Copies of Charter Documents.»

Borrower has furnished to Lender copies, in each case true and complete as of the Closing Date, of (i) all charter and other incorporation or constituent documents, as amended, and (ii) by-laws (or their equivalent), as amended, of each Loan Party.

ARTICLE 6.

AFFIRMATIVE COVENANTS

So long as Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Subsidiary, if any, to:

6.01	Financial Statements. Deliver to Lender, in form and detail satisfactory to Lender:

(a)       as soon as available, but in any event within ninety (90) days after the end of each fiscal year of Parent, a consolidated and, if applicable, consolidating balance sheet of Parent and its Subsidiaries as at the end of such fiscal year, and the related consolidated and, if applicable, consolidating statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to Lender (the “Accountants”), which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit and, if applicable, such consolidating statements to be certified by a Responsible Officer of Parent to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of Parent and its Subsidiaries;

(b)       as soon as available, but in any event within forty-five (45) days after the end of each of the first three fiscal quarters of Parent in each fiscal year, a consolidated and, if applicable, consolidating balance sheet of Parent and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated and, if applicable, consolidating statements of income or operations for such reporting period, the portion of Parent’s fiscal year then ended and the fiscal quarter then ended, all in reasonable detail, such consolidated statements to be certified by a Responsible Officer of Parent as fairly presenting the financial condition, results of operations of Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and, if applicable, such consolidating statements to be certified by a Responsible Officer of Parent to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of Parent and its Subsidiaries;

(c)       as soon as available, but in any event within sixty (60) days after the end of each fiscal year of Borrower, forecasts prepared by management of Borrower, in form satisfactory to Lender, of consolidated balance sheets and statements of income or operations and cash flows of Borrower and its Subsidiaries on a four week reporting period basis for the new fiscal year (including the fiscal year in which the Maturity Date occurs);

(d)       promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Parent, and copies of all annual, regular, periodic and special reports and registration statements which Parent may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, and not otherwise required to be delivered to Lender pursuant hereto; and

(e)       promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof.

Borrower hereby authorizes Lender to disclose any information obtained pursuant to this Agreement to all appropriate Governmental Authorities where required by applicable Laws; provided, however, that Lender shall, to the extent practicable and allowable under applicable Laws, notify Borrower within a reasonable period prior to the time any such disclosure is made.

6.02     Certificates; Other Information. Deliver to Lender, in form and detail satisfactory to Lender:

(a)       concurrently with the delivery of the financial statements referred to in Sections 6.01 (a) and (b) a duly completed Compliance Certificate signed by a Responsible Officer of Borrower;

(b)       promptly after any request by Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of Parent or Borrower by Accountants in connection with the accounts or books of Parent, Borrower or any Subsidiary, or any audit of any of them;

(c)       promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or any Subsidiary thereof pursuant to the terms of any Subordinated Debt Document or any indenture, loan or credit or similar agreement relating to Indebtedness in an aggregate amount greater than $100,000 and not otherwise required to be furnished to Lender pursuant to Section 6.01 or any other clause of this Section 6.02; and

(d)       promptly, such additional information regarding the business, financial or corporate affairs of Parent, Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as Lender may from time to time reasonably request (including, without limitation, any public offering of common stock of Parent).

6.03	Notices.»

Promptly notify Lender:

(a)	of the occurrence of any Default;

(b)       of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of any Loan Party or any of their Subsidiaries; (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any of their Subsidiaries and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any of their Subsidiaries, including pursuant to any applicable Environmental Laws;

(c)	of the occurrence of any ERISA Event; and

(d)       of any material change in accounting policies or financial reporting practices by any Loan Party or any of their Subsidiaries including any determination by

Borrower referred to in clause (b)(ii) of the definition of Applicable Base Rate Margin, Applicable Eurodollar Rate Margin and Applicable Unused Fee Rate.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of Borrower setting forth details of the occurrence referred to therein and stating what action Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04     Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Loan Party; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Loan Party or such Subsidiary; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Loan Party or such Subsidiary.

6.05     Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect. If at any time while any Loan or Letter of Credit is outstanding or the Commitment is in effect, any authorization, consent, approval, permit or license from any Governmental Authority shall become necessary or required in order that Borrower may fulfill any of its obligations hereunder, Borrower will promptly take or cause to be taken all reasonable steps within its power to obtain such authorization, consent, approval, permit or license and furnish Lender with evidence thereof.

6.06     Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.07	Maintenance of Insurance.

(a)       Maintain with financially sound and reputable insurance companies not Affiliates of Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self- insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons and providing for not less than thirty (30) days’ prior notice to Lender of termination, lapse or cancellation of such insurance.

(b)       Upon the request of Lender, to deliver to Lender a copy of each insurance policy, or, if permitted by Lender, a certificate of insurance listing all insurance in force. Without limitation of the foregoing, Borrower shall furnish to Lender endorsements and certificates of insurance (a) with respect to Borrower’s property insurance policies naming Lender as lender loss payee and Borrower shall instruct the carrier to make payment of proceeds directly to Lender and (b) with respect to Borrower’s liability insurance policies, naming Lender as an additional insured , and each in form and substance satisfactory to Lender. Unless Borrower provides Lender with satisfactory evidence of the insurance coverage required hereby, Lender may purchase insurance at Borrower’s expense to protect Lender’s interest in the Collateral. This insurance may, but need not, protect the interests of Borrower. The coverage that Lender purchases may not pay any claim that Borrower makes or any claim that is made against Borrower in connection with the Collateral. Borrower may later cancel any insurance purchased by Lender, but only after providing Lender with satisfactory evidence that Borrower has obtained insurance as required hereby. If Lender purchases insurance of the collateral, Borrower will be responsible for the costs of that insurance, including interest thereon at the Default Rate and any other charges which Lender may impose in connection with the placement of the insurance until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the outstanding principal balance of the advances, shall bear interest at the Default Rate as provided above, and shall be payable upon demand. The costs of the insurance may be more than the cost of insurance Borrower may be able to obtain on its own.

6.08     Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, write, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09     Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of Borrower or such Subsidiary, as the case may be; (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over Borrower or such Subsidiary, as the case may be; and (c) at all times engage Accountants as the independent certified public accountants of Parent and its Subsidiaries. Borrower shall maintain at all times books and records pertaining to the Collateral in such detail, form and scope as Lender shall reasonably require.

6.10     Inspection Rights. Permit representatives and independent contractors of Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to Borrower; provided, however, that when an Event of Default exists, Lender (or any of its representatives or independent contractors) may do any of the foregoing at the expense of Borrower at any time during normal business hours and without advance notice.

6.11     Use of Proceeds. Use the proceeds of the Credit Extensions for general corporate purposes not in contravention of any Law or of any Loan Document.

6.12	Financial Covenants.

(a)       Tangible Net Worth. Maintain on a consolidated basis Tangible Net Worth of:

(i)	$42,000,000;

(ii)       plus the sum of 75% of net income after income taxes (without subtracting losses) earned in each fiscal quarter of Parent commencing after the Closing Date;

(iii)      plus the net proceeds from any Equity Securities of Parent issued after the Closing Date;

(iv)	minus $3,500,000.

(b)       Interest Coverage Ratio. Maintain on a consolidated basis with respect to Borrower and its Subsidiaries, an Interest Coverage Ratio, as of the last day of any reporting period for which this Agreement requires Borrower to deliver financial statements, calculated based upon Interest Expense and EBITDA for the Measurement Period ending on such day, of at least the ratio of 3.5 to 1.0.

(c)       Capital Expenditures. In any fiscal year, not make or become obligated to make any Capital Expenditures (including, without limitation, expenditures made and obligations accrued with respect to Capital Leases but excluding (i) expenditures made and obligations accrued as consideration for Permitted Acquisitions and (ii) expenditures made and obligations accrued in connection with the Indianapolis Acquisition) in an aggregate amount exceeding $10,000,000.

(d)       Total Leverage Ratio. Maintain on a consolidated basis with respect to Borrower and its Subsidiaries, a Total Leverage Ratio, as of the last day of any reporting period for which this Agreement requires Borrower to deliver financial statements, calculated based upon the amount of Funded Debt as of such day and EBITDA for the Measurement Period ending on such day, not exceeding the ratio of 3.25:1.00.

6.13     Guarantors. Notify Lender at the time that any Person becomes a Subsidiary, and promptly thereafter (and in any event within thirty (30) days), cause such Person to (a) become a Guarantor by executing and delivering to Lender a Guaranty and such other documents as Lender shall deem appropriate for such purpose, and (b) deliver (and Borrower or other applicable Loan Party shall deliver) to Lender such executed Collateral Documents as Lender may reasonably request (including a joinder agreement with respect to the Security Agreement), an executed Pledge Agreement and the documents of the types referred to in clauses (iii) and (iv) of Section 4.01(a) and favorable opinion letters of counsel to Borrower (or other applicable Loan Party) and such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clauses (a) and (b) and the creation and perfection of security interests granted by such Person or Borrower or other Loan Party), all in form, content and scope reasonably satisfactory to Lender.

6.14     Collateral Records. To execute and deliver promptly, and to cause each other Loan Party to execute and deliver promptly, to Lender, from time to time, solely for Lender’s convenience in maintaining a record of the Collateral, such written statements and schedules as Lender may reasonably require designating, identifying or describing the Collateral. The failure by Borrower or any other Loan Party, however, to promptly give Lender such statements or schedules shall not affect, diminish, modify or otherwise limit the Liens on the Collateral granted pursuant to the Collateral Documents.

6.15     Security Interests. To, and to cause each other Loan Party to, (a) defend the Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein, (b) comply with the requirements of all state and federal laws in order to grant to Lender valid and perfected first priority security interests in the Collateral, with perfection, in the case of any investment property, deposit account or letter of credit, being effected by giving Lender control of such investment property or deposit account or letter of credit, rather than by the filing of a Uniform Commercial Code (“UCC”) financing statement with respect to such investment property, and (c) do whatever Lender may reasonably request, from time to time, to effect the purposes of this Agreement and the other Loan Documents, including filing notices of liens, UCC financing statements, fixture filings and amendments, renewals and continuations thereof; cooperating with Lender’s representatives; keeping stock records; obtaining waivers from landlords and mortgagees and from warehousemen and their landlords and mortgages; and, paying claims which might, if unpaid, become a Lien on the Collateral. Lender is hereby authorized by Borrower to file any UCC financing statements covering the Collateral whether or not Borrower’s signatures appear thereon.

6.16     Environmental Compliance and Reports. Each Loan Party and each of their Subsidiaries shall comply in all respects with any and all Environmental Laws; not cause or permit to exists as a result of an intentional or unintentional action or omission on such Loan Party’s or Subsidiary’s part or on the part of any third party, on property owned and/or occupied by such Loan Party or Subsidiary, any environmental activity where damage may result to the environment, unless such environmental activity is pursuant to and in compliance with the conditions of a permit issued by the appropriate federal, state or local governmental authorities; shall furnish to Lender promptly and in any event within thirty (30) days after receipt thereof a copy of any notice, summons, lien, citation, directive, letter or other communication from any governmental agency or instrumentality concerning any intentional or unintentional action or omission on such Loan Party’s or Subsidiary’s part in connection with any environmental activity whether or not there is damage to the environment and/or other natural resources; provided that such notices shall be required only for such notices or claims that would require expenditures and/or payment of fines by such Loan Party or Subsidiary in excess of $100,000, individually or in the aggregate, in any fiscal year.

6.17     Motor Vehicle Collateral. Upon the request of Lender, Borrower shall, and shall cause each Loan Party to, execute and deliver, and cause each Subsidiary to execute and deliver, certificates of title and other documents necessary or desirable for Lender to obtain a first priority perfected security interest in the motor vehicles owned by such Loan Party or such Subsidiary.

6.18	Further Assurances.»

Borrower will, and shall cause each Loan Party to, cooperate with Lender and execute such further instruments and documents as Lender shall reasonably request to carry out to their satisfaction the transactions contemplated by this Agreement or any of the other Loan Documents.

ARTICLE 7.

NEGATIVE COVENANTS

So long as Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

7.01     Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)	Liens pursuant to any Loan Document;

(b)       Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.03(b), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b);

(c)       Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)       carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e)       pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)        deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)       easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)       Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h) or securing appeal or other surety bonds related to such judgments; and

(i)        Liens securing Indebtedness permitted under Section 7.03(f); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition.

7.02	Investments. Make any Investments, except:

(a)       Investments held by such Loan Party or such Subsidiary in the form of cash equivalents or short-term marketable debt securities;

(b)       advances to officers, directors and employees of Borrower and Subsidiaries in an aggregate amount not to exceed $500,000 at any time outstanding; provided that, if the aggregate amount of advances to any officer, director or employee exceed $125,000, such advances shall be evidenced by a promissory note which shall be delivered to Lender and pledged to Lender to secure the Obligations;

(c)       Investments of any Loan Party in any wholly-owned Subsidiary and Investments of any wholly-owned Subsidiary in any Loan Party or in another wholly-owned Subsidiary;

(d)       Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e)	Guarantees permitted by Section 7.03;
(f)	Investments constituting Permitted Acquisitions; and

(g)       other Investments not exceeding $100,000 in the aggregate at any time after the Closing Date.

7.03	Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:
(a)	Indebtedness under the Loan Documents;

(b)       Indebtedness outstanding on the date hereof and listed on Schedule 7.03 and any refinancings, refundings, renewals or extensions thereof (other than Subordinated Liabilities); provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or Lender than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;

(c)       Guarantees of any Loan Party or any Subsidiary in respect of Indebtedness otherwise permitted hereunder of such Loan Party or any wholly-owned Subsidiary;

(d)       obligations (contingent or otherwise) of any Loan Party or any Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(e)       Indebtedness constituting Subordinated Liabilities repayable pursuant to any Subordinated Debt Document;

(f)        Indebtedness in respect of capital leases and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01 (i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $1,000,000; and

(g)       obligations (contingent or otherwise) of Borrower or any Subsidiary as a surety or guarantor arising in the ordinary course of business; provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $100,000.

7.04     Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, make any Acquisition, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, or enter into any agreement to do any of the foregoing, except that, so long as no Default exists or would result therefrom:

(a)       any Subsidiary may merge with (i) Borrower, provided that Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any wholly-owned Subsidiary is merging with another Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving Person;

(b)       any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to Borrower or to another Subsidiary; provided that if the transferor in such a transaction is a wholly-owned Subsidiary, then the transferee must either be Borrower or a wholly-owned Subsidiary; and

(c)       the Borrower or its Subsidiaries party hereto may make Permitted Acquisitions and in connection therewith, any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that (i) the Person surviving such merger or consolidation shall be a wholly-owned Subsidiary of the Borrower and (ii) in the case of any such merger to which any Subsidiary of the Borrower is a party, such Subsidiary is the surviving Person.

7.05     Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a)       Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)	Dispositions of inventory in the ordinary course of business;

(c)       Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement equipment or real property or (ii) the proceeds of such Disposition are applied to the purchase price of replacement equipment or real property within 90 days of such Disposition;

(d)       Dispositions of property by any Subsidiary to Borrower or to a wholly-owned Subsidiary; and

(e)	Dispositions permitted by Section 7.04;

provided, however, that any Disposition pursuant to clauses (a) through (e) shall be for fair market value.

7.06     Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, or issue or sell any Equity Interests, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a)       each Subsidiary may make Restricted Payments to Borrower, Guarantors and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b)       Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c)       Borrower and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests; and

(d)       any other Restricted Payments from time to time agreed to in writing by Lender prior to the making thereof.

7.07     Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by Loan Parties and their Subsidiaries on the date hereof or any business substantially related or incidental thereto.

7.08     Transactions with Affiliates. Other than with respect to Subordinated Liabilities subject to a Subordination Agreement, enter into any transaction of any kind with any Affiliate of any Loan Party, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to such Loan Party or such Subsidiary as would be obtainable by such Loan Party or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to transactions between or among between and among Loan Parties.

7.09     Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to any Loan Party or to otherwise transfer property to such Loan Party, (ii) of any Subsidiary to Guarantee the Indebtedness of any Loan Party or (iii) of any Loan Party or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.03(e) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

7.10     Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11	Prepayment of Subordinated Indebtedness.

(a)       Make any payment or prepayment of principal of, or premium or interest on, any Subordinated Liabilities, other than as permitted under any Subordination Agreement;

(b)       amend any Subordinated Debt document without the prior written consent of Lender;

(c)       redeem, retire, purchase, defease or otherwise acquire any Subordinated Liabilities except as permitted under a Subordination Agreement; or

(d)       make any deposit (including the payment of amounts into a sinking fund or other similar fund) for any of the foregoing purposes.

ARTICLE 8.

EVENTS OF DEFAULT AND REMEDIES

8.01	Events of Default. Any of the following shall constitute an Event of Default:

(a)       Non-Payment. Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within three days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five (5) days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)       Specific Covenants. Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.05, 6.10, 6.11 or 6.12 or Article VII; or

(c)       Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days or any default or Event of Default occurs under any other Loan Document; or

(d)       Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made; or

(e)       Cross-Default. (i) Any Loan Party (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $500,000, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which any Loan Party or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which any Loan Party or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount, and (iii) any Loan Party or any holder of Subordinated Liabilities fails to perform or observe any term, covenant or agreement contained in any Subordination Agreement to which it is a party; or

(f)        Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g)       Inability to Pay Debts; Attachment. (i) Any Loan Party becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or

(h)       Judgments. There is entered against any Loan Party (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $500,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)        ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)        Invalidity of Loan Documents. Any Loan Document or any provision thereof (including, without limitation, the subordination provisions of any Subordination Agreement), at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document or any provision thereof; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document or any provision thereof or any Collateral Document shall for any reason cease to create a valid and perfected first priority Lien on the Collateral purported to be covered thereby (subject to Section 7.05); or

(k)	Change of Control. There occurs any Change of Control; or

(l)        Material Adverse Effect. There occurs any event or circumstance that has a Material Adverse Effect.

8.02     Remedies Upon Event of Default. If any Event of Default occurs and is continuing, Lender may take any or all of the following actions:

(a)       declare the commitment of Lender to make Loans and any obligation of Lender to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)       declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower;

(c)       require that Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d)       exercise all rights and remedies available to it under the Loan Documents; provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Loan Party under the Bankruptcy Code of the United States, the obligation of Lender to make Loans and L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of Lender.

8.03     Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by Lender in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to Lender (including fees, charges and disbursements of counsel to Lender (including fees and time charges for attorneys who may be employees of Lender) arising under the Loan Documents and amounts payable under Article III);

Second, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, L/C Borrowings and other Obligations arising under the Loan Documents;

Third, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings;

Fourth, to payment of that portion of the Obligations constituting Obligations owing to Lender or any Affiliate of Lender under a Swap Contract or a Cash Management Agreement or indemnities under any Loan Agreement;

Fifth, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

Sixth, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE 9.

MISCELLANEOUS

9.01     Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by Lender and Borrower or the applicable Loan Party, as the case may be.

9.02	Notices; Effectiveness; Electronic Communications.

(a)       Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows, if to Borrower or Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 9.02.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)       Electronic Communications. Notices and other communications to Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Lender. Lender or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)       Change of Address, Etc. Each of Borrower and Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.

(d)       Reliance by Lender. Lender shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrower shall indemnify Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower. All telephonic notices to and other telephonic communications with Lender may be recorded by Lender, and Borrower hereby consents to such recording.

9.03     No Waiver; Cumulative Remedies. No failure by Lender to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

9.04	Expenses; Indemnity; Damage Waiver.

(a)       Costs and Expenses. Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by Lender and its Affiliates (including the reasonable fees, charges and disbursements of counsel for Lender), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by Lender (including the fees, charges and disbursements of any counsel for Lender), and shall pay all fees and time charges for attorneys who may be employees of Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)       Indemnification by Borrower. Borrower shall indemnify Lender (and any sub-agent thereof) and each Related Party of Lender (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)       Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(d)       Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(e)       Survival. The agreements in this Section shall survive the assignment by Lender of its rights and obligations hereunder, the termination of the Commitment and the repayment, satisfaction or discharge of all the other Obligations.

9.05	Successors and Assigns.
(a)	Successors and Assigns Generally.

(i)        The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns hereby, except that neither Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Lender.

(ii)       Lender may at any time assign to one or more financial institutions all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including participations in L/C Obligations) at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the assignment consummated, shall not be less than $2,500,000 unless, so long as no Event of Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); (ii) each partial assignment shall be made as an assignment of a proportionate part of all Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned; and (iii) the parties to each assignment shall execute and deliver to Lender an assignment and assumption agreement in form and substance acceptable to Lender to evidence such assignment, together with a processing and recordation fee of $3,500. Upon request of Lender, Borrower agrees to enter into such documentation necessary or desirable to Lender to permit Lender’s assignees hereunder to become direct co-lenders under this Agreement pursuant to provisions and terms customary in multi-lender syndicated credit agreements.

(b)       Certain Pledges. Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release Lender from any of its obligations hereunder or substitute any such pledgee or assignee for Lender as a party hereto.

(c)       Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

9.06     Treatment of Certain Information; Confidentiality. Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations, (g) with the consent of Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to Lender or any of its Affiliates on a nonconfidential basis from a source other than Borrower. For purposes of this Section, “Information” means all information received from Borrower or any Subsidiary relating to Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to Lender on a nonconfidential basis prior to disclosure by Borrower or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

9.07     Right of Setoff. If an Event of Default shall have occurred and be continuing, Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Lender or any such Affiliate to or for the credit or the account of Borrower or any other Loan Party against any and all of the obligations of Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to Lender or any such Affiliate, irrespective of whether or not Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Lender and its respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that Lender or its Affiliates may have. Lender agrees to notify Borrower promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

9.08     Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged, or received by Lender exceeds the Maximum Rate, Lender may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

9.09     Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by Lender and when Lender shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

9.10     Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by Lender, regardless of any investigation made by Lender or on their behalf and notwithstanding that Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

9.11     Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.12	Governing Law; Jurisdiction; Etc.

(a)       GOVERNING LAW. THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

(b)       SUBMISSION TO JURISDICTION. BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)       WAIVER OF VENUE. BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)       SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

9.13     Waiver of Right to Trial by Jury. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.14     USA PATRIOT Act Notice. Lender hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the Act. Borrower shall, promptly following a request by Lender, provide all documentation and other information that Lender requests in order to comply with its ongoing obligations under applicable “know your customer” an anti-money laundering rules and regulations, including the Act.

9.15	Time of the Essence. Time is of the essence of the Loan Documents.

9.16	Original Credit Agreement Superseded»

(a)       . Original Credit Agreement Superseded. On the Closing Date, this Agreement shall supersede the Original Credit Agreement in its entirety, except as provided in this Section. On the Closing Date, the rights and obligations of the parties hereto evidenced by the Original Credit Agreement shall be evidenced by this Agreement and the other Loan Documents, the “Loans” as defined in the Original Credit Agreement shall be converted to Loans as defined herein and the Existing Letters of Credit issued by Lender (as defined in the Original Credit Agreement) for the account of Borrower prior to the Closing Date shall be deemed to be Letters of Credit under this Agreement, and shall bear interest and be subject to such other fees as set forth in this Agreement.

(b)       Interest and Fees under Superseded Agreement. All interest and fees and expenses, if any, owing or accruing under or in respect of the Original Credit Agreement through the Closing Date (including any breakage fees in respect of Eurodollar Rate Loans as defined therein) shall be calculated as of the Closing Date (pro-rated in the case of any fractional periods), and shall be paid on the Closing Date.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written,

HERITAGE-CRYSTAL CLEAN, LLC, an

Indiana limited liability company

By: /s/ Greg Ray

Name: Greg Ray

Title: Secretary

By its signature below, the Parent hereby acknowledges and agrees to the terms of this Agreement, including, without limitation, the representations, warranties, affirmative covenants and negative covenants applicable to the Parent contained herein.

HERITAGE-CRYSTAL CLEAN, INC.,

a Delaware corporation

By: /s/ Greg Ray

Name: Greg Ray

Title: Secretary

BANK OF AMERICA, N.A., as Lender

By: /s/ Maria F. Maia

Name: Maria F. Maia

Title: Managing Director